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                                   EXHIBIT 1

                                PROMISSORY NOTE


$465,625.00                      Dallas, Texas                November 29, 1999


        FOR VALUE RECEIVED, the undersigned, Douglas H. Miller ("Maker") unconditionally promises to pay to the order of EXCO Resources, Inc., a Texas corporation ("Payee"), at 5735 Pineland, Suite 235, Dallas, Texas 75231 or at such other address given to Maker by Payee, the principal sum of Four Hundred Sixty-Five Thousand Six Hundred Twenty Five and no/100 Dollars ($465,625.00), in lawful money of the United States of America, together with interest (calculated on the basis of a 365 or 366-day year, as appropriate), on the unpaid principal balance from day-to-day remaining, computed from the date of advance until maturity at the rate per annum which shall from day-to-day be equal to the lesser of (a) the Maximum Rate, or (b) seven percent (7%). If at any time and from time to time the rate of interest calculated pursuant to item(b) above would exceed the Maximum Rate, thereby causing the interest payable hereon to be limited to the Maximum Rate, then any subsequent reduction in the rate specified in item(b) above shall not reduce the rate of interest hereon below the Maximum Rate until the total amount of interest accrued hereon from and after the date of the first advance hereunder equals the amount of interest which would have accrued hereon if the rate specified in item(b) above had at all times been in effect.

        The term "Maximum Rate," as used herein, shall mean, with respect to the holder hereof, the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received on the indebtedness evidenced by this Note. To the extent that
Article 5069-1.04, Title79, Texas Revised Civil Statutes, 1925, as amended, is relevant to any holder of this Note for the purposes of determining the Maximum Rate, the Payee hereby notifies Maker that the "applicable rate ceiling" shall be the "indicated rate ceiling" referred to in Article 5069-1.04(a)(1) from time to time in effect, as limited by Article 5069-1.04(b); provided, however, that to the extent permitted by applicable law, Payee reserves the right to change the "applicable rate ceiling" from time to time by further notice and disclosure to Maker; and, provided further, that the "Maximum Rate" for purposes of this Note shall not be limited to the applicable rate ceiling under Article 5069-1.04 if federal laws or other state laws now or hereafter in effect and applicable to this Note (and the interest contracted for, charged and collected hereunder) shall permit a higher rate of interest.

        The principal of and interest upon this Note shall be due and payable as follows:

        (a) Interest, computed as aforesaid, shall be due and payable annually on each yearly anniversary date of the Note as it accrues, beginning on November 29, 2000, and thereafter, on November 29, 2001 and at maturity; and

        (b) The entire unpaid principal balance of this Note shall be due and payable in full on November 29, 2002, unless sooner demanded.

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        All past-due principal and, to the extent permitted by applicable law, past-due interest upon this Note shall bear interest at the Maximum Rate or, if no Maximum Rate is established by applicable law, then at the rate 18% per annum.

        Maker and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment, protest, notice of protest and non-payment, or other notice of default, notice of acceleration and intention to accelerate, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.

        Maker shall be personally liable, and Payee shall have recourse against Maker, in an amount not greater than 40% of the principal amount due hereunder and accrued but unpaid interest thereon. This Note is secured by, among other things, a Pledge Agreement (hereinafter so called) dated of even date herewith from Maker to Payee, covering certain shares of Common Stock of Payee issued in the name of Maker, as more fully described therein (the "Property").

        No waiver by Payee of any of its rights or remedies hereunder or under any other document evidencing or securing this Note or otherwise shall be considered a waiver of any other subsequent right or remedy of Payee; no delay or omission in the exercise or enforcement by Payee of any rights or remedies shall ever be construed as a waiver of any right or remedy of Payee; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Payee.

        Maker reserves the right to prepay the outstanding principal balance of this Note, in whole or in part, at any time and from time to time, without premium or penalty. Any such prepayment shall be made together with payment of interest accrued on the amount of principal being prepaid through the date of such prepayment, and shall be applied to the installments of principal due hereunder in the inverse order of maturity.

        Regardless of any provision contained in this Note or any other document executed or delivered in connection therewith, Payee shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on this Note, any amount in excess of the Maximum Rate, and, in the event that Payee ever receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note, and, if the principal balance of this Note is paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest Maximum Rate, Maker and Payee shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (ii) exclude voluntary pre-payments and the effect thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of this Note so that the interest rate is uniform throughout such term; provided, that if this Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period


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of existence thereof exceeds the Maximum Rate, if any, Payee or any holder hereof shall refund to Maker the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of all advances made by the Payee or any holder hereof under this Note at the time in question.

        This Note is being executed and delivered, and is intended to be performed in the State of Texas. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note. In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Dallas County, Texas.


                                                MAKER:

                                                /s/ DOUGLAS H. MILLER
                                                ------------------------------
                                                Douglas H. Miller



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